CONSOLIDATED-TOMOKA LAND CO, INC.
RESTRICTED SHARE AWARD AGREEMENT

This Restricted Share Award Agreement (the “Agreement”) is made as of the ___ day of ________, 2010 (the "Grant Date"), by and between CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (the “Company”) and _____________ (“Grantee”).

Background

The Company has adopted the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (the “Plan”) which is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Section 7 of the Plan provides that the Committee shall have the discretion and right to grant Restricted Shares, subject to the terms and conditions of the Plan and any additional terms provided by the Committee.  The Committee has granted Restricted Shares to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.  The Grantee desires to accept the grant of Restricted Shares and agrees to be bound by the terms and conditions of the Plan and this Agreement.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Agreement

1.           Award of Restricted Shares.  Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee _____ Restricted Shares (the “Awarded Shares”) as of the Grant Date.  The extent to which the Grantee’s rights and interest in the Awarded Shares becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.  The Committee has determined that the Awarded Shares are intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), and therefore the Committee designates the grant of Awarded Shares as a Qualified Performance-Based Award.

2.           Performance Vesting.  Except as may be otherwise provided in Section 3 of this Agreement, the vesting of the Grantee’s rights and interest in the Awarded Shares of Restricted Stock shall be determined in accordance with the performance vesting criteria set forth in Exhibit A attached to this Agreement.

3.           Change in Control.  Unless previously forfeited, the Awarded Shares shall vest upon the occurrence of a Change in Control.

4.           Shares Held by Custodian; Shareholder Rights.

(a)           The Grantee hereby authorizes and directs the Company to deliver any Restricted Shares issued by the Company to evidence the Awarded Shares to the Secretary of the Company or such other officer of the Company as may be designated by the Company’s Chief Executive Officer (the “Share Custodian”) to be held by the Share Custodian until the Awarded Shares become vested in accordance with Section 2 or Section 3 of this Agreement.  When all or any portion of the Awarded Shares become vested, the Share Custodian shall deliver to the Grantee (or his beneficiary in the event of death) a certificate representing the vested Awarded Shares (which then will be unrestricted).  The Grantee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of the Grantee with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Awarded Shares to the Company, or to transfer a portion of the Awarded Shares to the Grantee on an unrestricted basis upon vesting, pursuant to this Agreement, in the name, place, and stead of the Grantee.  The term of such appointment shall commence on the Grant Date and shall continue until all the Awarded Shares become vested or are forfeited.

(b)           During the period that the Share Custodian holds any of the Awarded Shares of Restricted Stock subject to this Section 4, the Grantee shall have the right to vote such Awarded Shares.  The Grantee will cease to have the right to vote any of the Awarded Shares that are forfeited if and when such shares are forfeited.  The number of Awarded Shares set forth in Section 1 of this Agreement shall be the maximum number of Awarded Shares to which the voting rights described in this Section 4 shall be applicable.

(c)           The Grantee shall not receive any dividends with respect to the Awarded Shares for the period beginning on the Grant Date and ending on the vesting date.  In the event the number of Awarded Shares is increased or reduced in accordance with Section 11 of the Plan, and in the event of any distribution of common stock or other securities of the Company in respect of such shares of common stock, the Grantee agrees that any certificate representing shares of such additional common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially received hereunder.

5.           Tax Consequences. The Grantee shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Awarded Shares. Such payment shall be made in full, at the Grantee's election, in cash or check, by withholding from the Grantee's next normal payroll check, or by the tender of Shares of the Company’s common stock (including Awarded Shares then vesting). Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

6.           No Effect on Employment or Rights under Plan.  Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement.  If the Grantee's employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary.  The granting of Awards under the Plan is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an Award.

7.           Governing Laws.  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

8.           Successors.  This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

9.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.           Entire Agreement.   Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

11.           Headings.   Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

12.           Additional Acknowledgements.  By their signatures below, the Grantee and the Company agree that the Awarded Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.  Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Grant Date set forth above.

CONSOLIDATED-TOMOKA LAND CO.

BY:________________________________
      Chairman, Compensation and
      Stock Option Committee

I have read the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan adopted on April 28, 2010, and by my signature I agree to be bound by the terms and conditions of the Plan and this form of agreement.

Date:_______________________________                                                                                     ________________________________
Grantee Signature

EXHIBIT A

VESTING OF RESTRICTED SHARES (5-YEAR PERFORMANCE)

1.	Vesting of Restricted Shares.

The number of Restricted Shares that shall vest under this Agreement shall be based upon the following performance goal:  the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Company’s Peer Groups during the Performance Period, as further described below.  Upon (i) the expiration of the Performance Period, and (ii) the Committee’s determination and certification of the extent to which the performance goal has been achieved, the Participant shall become vested in the number of Restricted Shares that corresponds to the level of achievement of the performance goal set forth below that is certified by the Committee.  Such determination and certification shall occur no later than sixty (60) days after the conclusion of the Performance Period.  If the Participant’s employment terminates prior to the end of the Performance Period, all Restricted Shares shall automatically be forfeited and canceled as of the date of the Participant’s termination of employment; provided, however, that the Participant may be eligible for a cash payment as described in Section 2 below.

Determination of Peer Groups:

The “Peer Groups” used for purposes of this Exhibit A shall be those companies included in each of the Peer Groups (the “Peer Group”) and the Russell 2000 Index (the “2000 Group”) on the first day of the Performance Period, subject to change as described below.  The Peer Group shall be weighted as 60% of the final vesting calculation described below, and the 2000 Group shall be weighted at 40% of the final vesting calculation described below.

Peer Group selection will be determined by the Committee using [TBD], or such similar Peer Group designated by the New York Stock Exchange, or, if no such designation exists, such other recognized independent third parties that provide such peer group information.  The Committee may add additional peers to the group.

If a company in a Peer Group experiences a bankruptcy event during the Performance Period, the company will remain in the Peer Group and it stock price will continue to be tracked for purposes of the Total Shareholder Return calculation.  If the company is subsequently acquired or goes private, the provisions below will apply.  If the company liquidates, the company will remain in the Peer Group and its Ending Stock Price will be reduced to zero.

If a company in a Peer Group is acquired by another company in the same Peer Group, the acquired company will be removed from the Peer Group and the surviving company will remain in the Peer Group.

If a company in Peer Group is acquired by a company not in the same Peer Group, the acquired company will remain in the Peer Group, and its Ending Stock Price will be equal to the value per share of the consideration paid to the shareholders of the acquired company in the transaction.  The surviving company in such transaction will not be added to the Peer Group.

If a company in a Peer Group ceases to be a public company due to a going private transaction, the company will remain in the Peer Group, and its Ending Stock Price shall be equal to the value per share of the consideration paid to the shareholders of the target company in the transaction.

Changes in the 2000 Group during the Performance Period will not affect the Peer Groups, except as described above.

Calculation of Total Shareholder Return:

“Total Shareholder Return” for the Company and each company in the Peer Groups shall include dividends paid and shall be determined as follows:

Total Shareholder Return                                           =                  Change in Stock Price + Dividends Paid___
        Beginning Stock Price

“Beginning Stock Price” shall mean the average closing sale price as reported on the New York Stock Exchange Composite Tape of one (1) share of common stock for the thirty (30) trading days immediately prior to the first day of the Performance Period.  The Beginning Stock Price shall be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends during the Performance Period.

“Change in Stock Price” shall mean the difference between the Ending Stock Price and the Beginning Stock Price.

“Dividends Paid” shall mean the total of all cash and in-kind dividends paid on one (1) share of stock during the Performance Period.

“Ending Stock Price” shall mean the average closing sale price of one (1) share of common stock for the thirty (30) trading days immediately prior to the last day of the Performance Period, except as otherwise provided under “Determination of Peer Groups” above.  Such closing sale prices shall be as reported on the New York Stock Exchange, such other national securities exchange, or as reported by an applicable automated quotation system, the OTC Bulletin Board, or otherwise, as applicable.

“Performance Period” shall mean the period commencing on the date Restricted Shares are awarded by the Company to a plan participant; and ending on the first stock trading day five (5) years after the date of the award .

Calculation of Weighted Average Percentile Rank:

Following the Total Shareholder Return determination for the Company and the companies in each Peer Group, the “Company Rank” for each Peer Group shall be determined by listing each company in each Peer Group (including the Company) from the highest Total Shareholder Return to lowest Total Shareholder Return and counting up to the Company from the company with the lowest Total Shareholder Return.

The Company’s separate “Percentile Rank” for each Peer Group shall then be determined as follows:

           Percentile                                                  Company Rank in each Peer Group
 Rank for                      =                     Total Number of companies in each Peer
             each Peer                                                   Group including the Company
                Group

The Company’s “Weighted Average Percentile Rank” shall then be calculated as the sum of (i) the Company’s Percentile Rank in the Peer Group multiplied by 60% and (ii) the Company’s Percentile Rank in the 2000 Group multiplied by 40%.  For example, at the conclusion of the Performance Period, if the Company’s Percentile Rank in the Peer Group were 65% , the Company’s Percentile Ran in the 2000 Group were 50%, the Company’s Weighted Average Percentile Rank would be calculated as follows:  [.65 x .60) + (.50 x .40)] x 100 = 59%.

Calculation of Number of Vested Restricted Shares:

The percent of Restricted Shares that vest shall then be determined based on the following chart:

Company’s Weighted Average
            Percentile Rank                                 Percent of Restricted Shares to Vest
         75th and above                                                            100%
70th                                                                            90%
65th                                                                            80%
60th                                                                            70%
55th                                                                            60%
50th                                                                            50%
45th                                                                           42.5%
40th                                                                            35%
35th                                                                           27.5%
30th                                                                            20%
25th                                                                           12.5%
        Below 25th                                                                            0%

Interpolation shall be used to determine the percent of Restricted Shares that vest in the event the Company’s Weighted Average Percentile Rank does not fall directly on one of the ranks listed in the above chart.  Once the percent of Restricted Shares to vest has been determined, the percent shall be multiplied by the number of Restricted Shares awarded to determine the actual number of Restricted Shares that vest, rounded to the next highest whole share.  All Restricted Shares that do not vest in accordance with this Exhibit A shall be automatically forfeited and canceled.

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